Exhibit 99.1

Important News From

For Additional Information: Marty Tullio or Mark Tullio McCloud Communications, LLC 949.553.9748 marty@McCloudCommunications.com mark@McCloudCommunications.com	[FOUNTAIN LOGO APPEARS HERE]

FOUNTAIN POWERBOATS ENDS FISCAL 2005 WITH RECORD REVENUE;

ANNOUNCES RESTATEMENT OF FISCAL 2004 AND FIRST THREE

QUARTERS OF FISCAL 2005

Order Backlog Remains Strong at $52 Million

WASHINGTON, NC – September 8, 2005 – Fountain Powerboats, Inc. (AMEX:FPB), a subsidiary of Fountain Powerboat Industries, Inc. and leading manufacturer of high performance sport boats, fish boats and express cruisers, today announced that revenue for fiscal 2005, ended June 30 is expected to exceed $70 million, an increase of $3 million over projected revenue and an estimated 18 percent increase over revenue for the prior year. According to Fountain Chief Financial Officer Irving Smith, management expects to report much improved profit margins for the fourth quarter.

Fountain today announced that it will restate its consolidated financial statements for the fiscal year ended June 30, 2004 and the quarterly periods ended September 30, 2004, December 31, 2004 and March 31, 2005.

Fountain management, through its internal audit review process, identified certain accounting errors made during the first three quarters of fiscal year 2005. The errors and omissions for the quarters were a result of human error; the Company controller responsible for such entries is no longer with Fountain Powerboats. As a result of its internal audit review into the prior fiscal year, the Company identified certain adjustments that increased revenue and current assets and decreased current liabilities. These errors and adjustments will be corrected in the restatement. The Company has implemented additional internal controls over financial reporting and has increased its staff of accounting and financial reporting personnel.

The Company will file an amendment to its Annual Report on Form 10-K for fiscal 2004 ended June 30, 2004 and amendments to its Quarterly Reports on Forms 10-Q for the three quarters ended September 30, 2004, December 31, 2004 and March 31, 2005, respectively. The filing of the amended financial statements is expected to take place within the next two weeks. Until that time that these amendments are filed, the consolidated financial statements for these periods should not be relied upon.

The amendment to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 will contain adjustments that will affect revenue, assets and liabilities. As a result of these adjustments, it is currently expected that net income in the fiscal year ended June 30, 2004 will be decreased by approximately $700,000 to $800,000, or $0.15 to $0.17 per share and that retained earnings will be decreased by approximately $700,000 to $800,000.

- more -

FOUNTAIN POWERBOATS ENDS FISCAL 2005 WITH RECORD REVENUE; ANNOUNCES RESTATEMENT OF FISCAL 2004 AND FIRST THREE QUARTERS OF FISCAL 2005

The amendment to the Company’s Quarterly Report on Form 10-Q for period ended September 30, 2004 will contain adjustments that will affect revenue, cost of goods sold and selling expense in that period and we expect that net income and stockholders equity will be decreased by approximately $575,000 to $625,000, or $0.11 to $0.12 per share.

The amendment to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2004 will contain adjustments that will affect revenue, cost of goods sold and selling expense for that period and we expect that net income and stockholders equity will be increased by approximately $150,000 to $200,000, or $.03 to $0.04 per share.

The amendment to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 will contain adjustments that will affect revenue, cost of goods sold and selling expense for that period and we expect that net income and stockholders equity will be increased by approximately $100,000 to $150,00, or $.02 to $0.03 per share.

Investors should look to the revised financial information regarding the restatement in the Company’s amendments to its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q discussed above which is expect to be filed in late September 2005.

About Fountain Powerboats, Inc.

Fountain Powerboats, Inc., a subsidiary of Fountain Powerboat Industries, Inc., has its executive offices and manufacturing facilities along the Pamlico River in Beaufort County, North Carolina. The company designs, manufactures and sells offshore sport boats, sport fishing boats and sport cruisers that target the segment of the recreational power boat market where speed, performance, safety and quality are the main criteria for purchase. These recreational boats are based upon an innovative, award-winning design enabling world-class performance while using standard reliable power. There are currently 12 buildings located on 65 acres totaling over 238,000 square feet accommodating 40 to 45 boats in various stages of construction at any one time. The present plant site can also accommodate up to 300,000 square feet of additional manufacturing space. The land and buildings are wholly owned by Fountain Powerboat Industries, Inc., and its subsidiary, Fountain Powerboats, Inc. For more information, visit www.fountainpowerboats.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS:

Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These forward looking statements include the projected revenue and profit margins to be reported in the Annual Report on Form 10-K for the fiscal year ended June 30, 2005, the expectation as to the timing of the filing of the Company’s amendments to its SEC Reports discussed above, and the amounts involved in the restatements. Such statements are estimates and are subject to change based on the further review and work being done during this process by the Company and its current and former independent accountants. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause the company’s actual results to be materially different from historical results or any results expressed or implied by such forward-looking statements. We assume no obligation to update any forward-looking statements to reflect events or circumstances arising after the date hereof. The potential risks and uncertainties which could cause actual growth and results to differ materially include, but are not limited to, customer acceptance of the company’s services, products and fee structures, the success of the company’s brand development efforts, the volatile and competitive nature of the industry, and changes in domestic and international market conditions, and foreign exchange rates. Further information on the factors and risks that could affect Fountain Powerboat Industries, Inc.’s business, financial condition and results of operations are included under the “Risk Factors” or “Factors Affecting Our Operating Results” sections of Fountain Powerboat Industries, Inc. public filings with the Securities and Exchange Commission, available at (http://www.sec.gov).

# # # #